Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 10, 2010

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals[]
(the "Index"), which is designed to reflect the performance of certain aluminum, copper and zinc futures contracts plus the returns from investing in
3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

[GRAPHIC OMITTED]

Financial Details
                               BDD          BDG          BOS          BOM
Last Update                    8/10/2010    8/10/2010    8/10/2010    8/10/2010
                               11:32 AM EST 12:00 AM EST 10:47 AM EST 11:43 AM EST
Price                          13.75        21.77        22.66        16.69
Indicative Intra-day Value     13.74        21.53        22.60        16.66
Last End of Day RP Value       14.2239      21.9165      22.19        16.0496
Last Date for End of Day Value 8/9/2010     8/9/2010     8/9/2010     8/9/2010

Index History(1) (Growth of $10,000 since July 31, 2006)

[GRAPHIC OMITTED]

PowerShares DB Base Metals ETN
and  Index Data
Ticker Symbols
Base Metals Double
Long                         BDD
Base Metals Long             BDG
Base Metals Short            BOS
Base Metals Double          BOM
Short
Intraday Indicative Value Symbols
Base Metals Double
Long                      BDDIV
Base Metals Long          BDGIV
Base Metals Short         BOSIV
Base Metals Double        BOMIV
Short
CUSIP Symbols
Base Metals Double
Long                 25154K841
Base Metals Long     25154K825
Base Metals Short    25154K833
Base Metals Double   25154K858
Short
Details
ETN price at listing      $25.00
Inception date          6/16/08
Maturity date             6/1/38
Yearly investor fee       0.75%
Listing exchange      NYSE Arca
Index Symbol            DBBMIX

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase

ETN Performance and  Index History (%)(1)
As of 6/30/2010                            1 Year  3 Year   5 Year 10 Year Inception
ETN Performance
Base Metals Double Long                     34.70         -        - -      -33.22
Base Metals Long                            20.07         -        - -      -12.25
Base Metals Short                          -23.76         -        - -       1.50
Base Metals Double Short                   -46.12         -        - -       -6.08
Index History
Deutsche Bank Liquid Commodity Index-
Optimum Yield Industrial Metals[] +2x       34.70  -28.86          - -      -33.22
Levered
Deutsche Bank Liquid Commodity Index-
Optimum Yield Industrial Metals[] +1x       20.07  -10.51          - -      -12.25
Levered
Deutsche Bank Liquid Commodity Index-      -23.76     3.22         - -       1.50
Optimum Industrial Metals[] -1x Levered
Deutsche Bank Liquid Commodity Index-      -46.12    -2.26         - -       -6.08
Optimum Industrial Metals[] -2x Levered
Comparative Indexes (2)
Sand P 500 Index                               14.43    -9.81         - -      -10.32
Barclays Capital U.S. Aggregate Bond Index    9.50    7.55         - -       8.10

Index Weights
As of 8/9/2010
Commodity        Contract Expiry Date Weight (%)
Aluminium                 11/17/2010       33.75
Copper - Grade A           3/16/2011       35.59
Zinc                       5/18/2011       30.66

Source: Invesco PowerShares, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals[] is
July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals Excess Return[] (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee.
The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

Concentrated exposure to Base
Metals
Acceleration risk

Benefits

Leveraged and short notes
Relatively low cost
Intraday access
Listed
Transparent
Tax treatment(3)

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Base Metals
ETN performance, go to dbfunds.db.com/notes.

(2)The Sand P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch that are linked to the Index. The PowerShares
DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base
Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the
PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current

principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.